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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 333-15635, 033-61383, 033-53311 and 333-67511) and on Forms S-8 (File Nos. 33-57946, 33-59077 and 333-46041), of
our report dated February 5, 1999, on our audits of the consolidated financial statements and financial statement schedules of New Plan Realty Trust and Subsidiaries, as of December 31, 1998 and July 31, 1998 and 1997 and for the five months ended December 31, 1998 and for each of the three years in the period ended July 31, 1998, which report is included in this Annual Report on Form 10-K.


                                                     PricewaterhouseCoopers LLP


New York, New York
March 29, 1999